EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Second Quarter 2012
Financial Results

BEDFORD, MASS. – July 26, 2012 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and DSL service assurance products, today reported financial results for its second quarter ended June 30, 2012.

Revenue for the second quarter of 2012 was $5.3 million, a decrease of 10% compared to $5.9 million in the same quarter last year. Income from operations in the second quarter of 2012 was $369,000 compared to a loss of $283,000 for the same period a year ago.

Net income for the second quarter of 2012 was $54.9 million, or $2.49 per diluted share. These results compared to a net loss of $267,000, or $0.01 per diluted share, for the same period a year ago.  Net income in the second quarter of 2012 included a net gain of $71.2 million from the sale of patent assets.

For the six months ended June 30, 2012, revenue decreased 10% to $11.1 million, compared to $12.3 million in the same period a year ago. Income from operations for the first six months of 2012 was $1.4 million compared to $290,000 for the same period a year ago.

Net income for the six months ended June 30, 2012 was $56.0 million, or $2.60 per diluted share. These results compared to net income of $323,000, or $0.02 per diluted share, for the same period a year ago. Year-to-date net income in 2012 also included the aforementioned $71.2 million net gain from the sale of patent assets.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2012 Financial Results	Page 2

Additional information regarding the gain on sale of patent assets is presented below:

As we previously disclosed, we completed a significant sale of patents for $75 million on June 21, 2012.  The net gain after transaction costs was $71.2 million. We were able to use a significant portion of our deferred tax assets to reduce income taxes on the gain. Our income tax liability on year-to-date earnings, including the gain on the sale of patent assets, was $4.1 million.  A substantial portion of the deferred tax assets we utilized comprised cumulative deductions for stock options in excess of book expense. Under income tax accounting rules, that portion of tax benefits attributable to such deductions must be recorded as an adjustment to equity versus a reduction of income tax expense. In the three months ended June 30, 2012, the tax benefits from such stock-based awards were $12.7 million, which we recorded as an equity adjustment to additional paid-in capital. After the equity adjustment, we recorded $16.8 million of income tax expense in the statement of comprehensive income during the three months ended June 30, 2012.  The $16.8 million income tax expense consists of the $4.1 million current income tax liability plus a $12.7 million non-cash adjustment that was recorded to equity.

We intend to continue to pursue patent monetization alternatives for certain other patents remaining in our patent portfolio. We are unable to predict the size or the timing of any future potential transactions involving such patents or whether such transactions will be completed.

We believe that the patent sale we completed in the second quarter of 2012 will have no material impact on our biometrics and imaging and DSL service assurance product lines, which will continue after the patent sale.

Additional information regarding second quarter operating results is presented below:

Product revenue was $4.0 million in the second quarters of 2011 and 2012. Higher biometrics and imaging software revenue was offset by a decrease in DSL service assurance hardware revenue.

The increase in biometrics and imaging software revenue was primarily due to several larger-sized license transactions in the current year quarter as compared to last year. The decrease in hardware revenue was mainly attributable to our decision in January 2012 to shut down our DSL service assurance hardware product line. We now anticipate that we will complete the shutdown during the third quarter of 2012.

Aware, Inc. Reports Second Quarter 2012 Financial Results	Page 3

Services revenue declined from $1.4 million in the second quarter of 2011 to $683,000 this quarter. The decrease was primarily due to lower revenue from the sale of biometrics engineering services.

Royalties increased from $541,000 in the second quarter of 2011 to $624,000 this quarter.  The increase was due to higher royalties reported to us by one of our DSL chip licensees.

Spending declined from $6.2 million in the second quarter of 2011 to $5.0 million this quarter. The $1.2 million spending decrease was primarily the result of: i) lower hardware cost of goods sold on lower hardware sales; ii) lower expenses in our DSL service assurance engineering organization; and iii) lower CEO related expenses because our former CEO, who resigned on April 1, 2011, was replaced with existing members of senior management. In addition, the second quarter of 2011 included $0.6 million of severance related expenses for our former CEO.

We had 77 full time employees at June 30, 2012, which was the same as December 31, 2011.

Kevin Russell, Aware’s co-chief executive officer and general counsel, said, “We are pleased to report that this is our fourth consecutive profitable quarter on an operating and net income basis. Net income of $54.9 million this quarter was driven by our closing a significant sale of patent assets for $75 million. We also continue to be encouraged by growth opportunities in our operating businesses.”

About Aware
Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

Aware, Inc. Reports Second Quarter 2012 Financial Results	Page 4

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, the growth of the DSL service assurance and biometrics markets, and our ability to sell and/or license portions of our patent portfolio referred to in this press release. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL service assurance factors include, but are not limited to: our DSL service assurance product line depends upon a limited number of customers; our DSL service assurance software products face intense competition; and our DSL service assurance hardware and software products could have quality problems; we depend on a single source contract manufacturer for the manufacture of our DSL hardware products; and we are dependent on single source suppliers for components in our DSL hardware products. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones. Further, there can be no assurance as to the timing of a possible transaction with respect to our patent portfolio or whether such a transaction will be completed.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2012 Financial Results	Page 5

AWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Product sales	$4,027	$3,997	$8,578	$9,075
Services	683	1,375	1,375	2,204
Royalties	624	541	1,115	993
Total revenue	5,334	5,913	11,068	12,272

Costs and expenses:
Cost of product sales	830	1,087	1,290	2,308
Cost of services	361	450	717	807
Research and development	1,653	1,810	3,406	3,770
Selling and marketing	1,046	1,060	2,184	2,111
General and administrative	1,075	1,789	2,060	2,986
Total costs and expenses	4,965	6,196	9,657	11,982

Income (loss) from operations	369	(283)	1,411	290
Gain on sale of patent assets	71,226	-	71,226	-
Other income	59	-	85	-
Interest income	40	16	92	35
Income (loss) before provision for income taxes	71,694	(267)	72,814	325
Provision for income taxes	16,768	-	16,770	2
Net income (loss)	$54,926	$(267)	$56,044	$323

Net income (loss) per share – basic	$2.52	$(0.01)	$2.64	$0.02
Net income (loss) per share – diluted	$2.49	$(0.01)	$2.60	$0.02

Weighted average shares – basic	21,757	20,700	21,241	20,461
Weighted average shares – diluted	22,099	20,700	21,583	20,821

Aware, Inc. Reports Second Quarter 2012 Financial Results	Page 6

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and investments	$101,058	$47,304
Accounts receivable, net	4,317	3,546
Inventories, net	265	547
Property and equipment, net	6,064	6,232
Other assets, net	239	222

Total assets	$111,943	$57,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$7,730	$2,814
Long-term deferred revenue	358	462
Total stockholders’ equity	103,855	54,575

Total liabilities and stockholders’ equity	$111,943	$57,851

###

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com